Exhibit (d.2)

Schedule A

to the

Investment Advisory Agreement dated June 16, 2010

between

iShares MSCI Russia Capped ETF, Inc.

and

BlackRock Fund Advisors

Advisory Fee for Category II Funds:

0.74% per annum of the aggregate net assets of the Category II Funds less than or equal to $2.0 billion plus 0.69% per annum of the aggregate net assets of the Category II Funds over $2.0 billion, up to and including $4.0 billion plus 0.64% per annum of the aggregate net assets of the Category II Funds over $4.0 billion, up to and including $8.0 billion plus 0.57% per annum of the aggregate net assets of the Category II Funds over $8.0 billion, up to and including $16.0 billion plus 0.51% per annum of the aggregate net assets of the Category II Funds over $16.0 billion, up to and including $32.0 billion plus 0.45% per annum of the aggregate net assets of the Category II Funds in excess of $32.0 billion

Category II Funds:

iShares MSCI All Peru Capped ETF*

iShares MSCI Brazil Capped ETF**

iShares MSCI Brazil Small-Cap ETF*

iShares MSCI Chile Capped ETF **

iShares MSCI China ETF*

iShares MSCI China Small-Cap ETF*

iShares MSCI Indonesia ETF*

iShares MSCI Israel Capped ETF**

iShares MSCI Philippines ETF*

iShares MSCI Poland Capped ETF*

iShares MSCI Qatar Capped ETF*

iShares MSCI Russia Capped ETF

iShares MSCI South Africa ETF**

iShares MSCI South Korea Capped ETF**

iShares MSCI Taiwan ETF**

iShares MSCI Thailand Capped ETF**

iShares MSCI Turkey ETF**

iShares MSCI UAE Capped ETF*

*	This Fund is a fund of iShares Trust.
**	This Fund is a fund of iShares, Inc.

Amended and Approved by the Board of Directors of iShares MSCI Russia Capped ETF, Inc. on June 12-13, 2014.